EXHIBIT 99.1

Neonode Reports Second Quarter Ended June 30, 2016 Financial Results

STOCKHOLM, SWEDEN – AUGUST 9, 2016 – Neonode Inc. (NASDAQ: NEON), the optical interactive sensing technology company, today reported financial results for the three and six months ended June 30, 2016.

Highlights:

•	Total revenue increased 13% compared to the first half of 2015
•	License fees increased 394% from automotive customers and 65% from printer customers, compared to the first half of 2015
•	Signed our first supply agreement for a tailgate sensor module with an U.S. automotive OEM
•	Key retail channels established for AirBar through Ingram Micro in the United States, Europe, and Asia
•	Completed the interactive steering wheel development project with Autoliv

“Our automotive business grew 25% on a quarter over quarter basis and we expect the number of cars with our technology to increase and our opportunities to continue to expand. We are well on our way of reaching our goal of 1.3 million cars with our technology in 2016. In the first half of this year our customers shipped 500,000 cars using our technology. In this quarter, we signed our first supply agreement with an auto OEM using our tailgate sensor module and took a significant step towards delivering automotive qualified sensor modules. We expect to grow our business beyond infotainment systems by supplying sensors for door handles, tailgates, steering wheels and other touch and gesture automotive applications in the coming years. Our goal is to be the premier supplier of sensors to the automotive industry”, said Thomas Eriksson, Neonode CEO.

“We completed setting up and configuring our manufacturing facility and will begin ramping the production of AirBar. We are on track to make the initial shipments of AirBar to our pre-order customers by the end of August. We, along with Ingram Micro, have established key retail sales channels in the U.S., Europe and Asia and are planning to begin delivery of AirBar in the fourth quarter. We will start by delivering AirBar to the U.S. followed by Europe and then Asia. We are also working with Ingram Micro to establish retail channels in India and China. AirBar is now ready to allow millions of people around the world to touch enable their PCs with an affordable plug and touch device”, concluded Mr. Eriksson.

Financial Results for the three and six months ended June 30, 2016

Net revenues for the three and six months ended June 30, 2016 were $2.6 million and $5.7 million, respectively, compared to net revenues for the three and six months ended June 30, 2015 of $2.8 million and $5.0 million, respectively. Our net revenues for the three and six months ended June 30, 2016 included $2.0 million and $4.5 million, respectively, from technology license fees and $0.6 million and $1.2 million, respectively, in non-recurring engineering services (“NRE”) related to our touch solutions for customers. Our net revenues for the three and six months ended June 30, 2015 included $1.5 million and $3.3 million, respectively, from technology license fees and $1.3 million and $1.7 million, respectively, in NRE services related to our touch solutions for customers.

The decrease of 7% in net revenues for the three month period 2016 as compared to the same period in 2015 is due to a decrease in NRE fees within all segments. The increase of 13% in net revenues for the six month period 2016 as compared to the same period in 2015 is primarily due to an increase in license fees from printer and automotive customers, offset by a decrease in license fees from E-reader customers and NRE services from all segments. The decrease in NRE fees is due to the transition from custom design solutions where we collect up-front fees for design services to standardized sensor modules which require limited to no custom design services. In the future, we expect to sell sensor modules to our automotive customers for applications such as interactive door handles, lift gate systems, steering wheels and infotainment systems. We will also sell sensor modules to our printer customers and AirBar our first consumer sensor module that touch enables PCs. We expect all of these sensor modules to generate more revenue and gross margins than our current custom designed solutions provide under a royalty based license fee.

The license fee revenue distribution per market is 51% for printers, 33% for automotive and 16% for E-Readers and tablets compared to 51% for printers, 11% for automotive and 38% for E-Readers and tablets in the second quarter 2016 and 2015 and 51% for printers, 28% for automotive and 21% for E-readers and tablets compared to 41% for printers, 8% for automotive and 51% for E-readers and tablets during the six months ended 2016 and 2015.

Gross margin was $2.2 million and $4.7 million for the three and six months ended June 30, 2016, respectively, compared to $2.0 million and $4.0 million for the same periods in 2015, respectively. Gross margin as a percentage of net revenue was 85% and 83% for the three and six months ended June 30, 2016, compared to 73% and 79% for the same periods in 2015, respectively. Our cost of revenues includes the direct cost of production of certain customer prototypes, costs of Company employed engineering personnel and engineering consultants to complete the engineering design contract. Our total operating expenses were $3.5 million and $7.3 million for the three and six months ended June 30, 2016, respectively, compared to $3.8 million and $7.8 million for the same periods in 2015, respectively.

We recorded a net loss of $1.3 million, or $(0.03) per share and $2.7 million, or $(0.06) per share for the three and six months ended June 30, 2016, respectively, compared to a net loss of $1.8 million, or $(0.04) per share and $3.9 million, or $(0.10) per share, respectively, in the comparable periods in 2015.

We expect to be able to show profitability on a monthly basis during 2016. For 2017 we expect to see increased revenue, improved margins and reduced costs.

Cash and accounts receivable totaled $1.6 million at June 30, 2016 compared to $4.4 million at December 31, 2015. Common shares on a fully diluted basis totaled approximately 45.7 million shares on June 30, 2016.

Conference Call Information

The Company will host a conference call Tuesday August 9, 2016 at 10AM Eastern Daylight Time (EDT) featuring remarks by, Thomas Eriksson, CEO, Lars Lindqvist, CFO, David Brunton, Head of Investor Relations, Gunnar Frojdh, VP Automotive and Remo Behdasht, VP AirBar Devices.

The dial-in number for the conference call is toll-free: (877) 539-0733 (U.S. domestic) or +1 (678) 607-2005 (international). To access the call all participants must use the following Conference ID: #55222550. Please make sure to call at least five minutes before the scheduled start time.

To register for the call, and listen online, please click:

http://event.on24.com/r.htm?e=1231816&s=1&k=5886BC6614030037FF42F59C0DBA65D4

For interested individuals unable to join the live event, a digital recording for replay will be available for 30 days after the call's completion – 8/9/2016 (13:00PM EDT) to 9/9/2016 (23:59PM EDT). To access the recording, please use one of these Dial-In Numbers (800) 585-8367 or (404) 537-3406, and the Conference ID #55222550.

About Neonode

Neonode Inc. (NASDAQ:NEON) develops and licenses optical interactive sensing technologies. Neonode’s patented optical interactive sensing technology is developed for a wide range of devices like automotive systems, printers, PC devices, monitors, mobile phones, tablets and e-readers. NEONODE and the NEONODE Logo are trademarks of Neonode Inc. registered in the United States and other countries. AIRBAR is a trademark of Neonode Inc. All other trademarks are the property of their respective owners.

For more information please visit www.neonode.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

2

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode’s Annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

Copyright Neonode Inc. 2015. All rights reserved. Neonode is a registered trademark of Neonode Inc.

For more information, please contact:

Investor Relations:

David Brunton

Email: david.brunton@neonode.com

CFO

Lars Lindqvist

E-mail: lars.lindqvist@neonode.com

3

NEONODE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2016	2015
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash	$633	$3,082
Accounts receivable, net	999	1,346
Projects in process	38	158
Inventory	22	-
Prepaid expenses and other current assets	1,347	747
Total current assets	3,039	5,333

Investment in joint venture	3	-
Property and equipment, net	776	594
Total assets	$3,818	$5,927

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$799	$965
Accrued payroll and employee benefits	1,100	932
Accrued expenses	176	382
Deferred revenues	2,242	1,475
Current portion of capital lease obligations	77	57
Total current liabilities	4,394	3,811

Capital lease obligations, net of current portion	302	283
Total liabilities	4,696	4,094

Commitments and contingencies

Stockholders’ (deficit) equity:
Series B Preferred stock, 54,425 shares authorized with par value $0.001 per share; 83 shares issued and outstanding at June 30, 2016 and December 31, 2015. (In the event of dissolution, each share of Series B Preferred stock has a liquidation preference equal to par value of $0.001 per share over the shares of common stock)	--	--
Common stock, 70,000,000 shares authorized with par value $0.001 per share; 43,817,151 and 43,805,586 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	44	44
Additional paid-in capital	175,674	175,504
Accumulated other comprehensive (loss) income	(20)	46
Accumulated deficit	(176,447)	(173,749)
Total Neonode Inc. stockholders’ (deficit) equity	(749)	1,845
Noncontrolling interests	(129)	(12)
Total stockholders' (deficit) equity	(878)	1,833
Total liabilities and stockholders’ (deficit) equity	$3,818	$5,927

4

NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Net revenues	$2,574	$2,776	$5,706	$5,039
Cost of revenues	385	737	980	1,075
Gross margin	2,189	2,039	4,726	3,964

Operating expenses:
Product research and development	1,771	1,629	3,720	3,208
Sales and marketing	669	953	1,485	1,803
General and administrative	1,040	1,194	2,100	2,756

Total operating expenses	3,480	3,776	7,305	7,767
Operating loss	(1,291)	(1,737)	(2,579)	(3,803)

Other expense, net:
Interest expense	12	4	15	8
Other expense, net	1	28	42	28
Total other expense, net	13	32	57	36

Loss before provision for income taxes	(1,304)	(1,769)	(2,636)	(3,839)

Provision for income taxes	112	23	179	25
Net loss including noncontrolling interests	(1,416)	(1,792)	(2,815)	(3,864)
Less: Net loss attributable to noncontrolling interests	85	-	117	-
Net loss attributable to Neonode Inc.	$(1,331)	$(1,792)	$(2,698)	$(3,864)

Loss per common share:
Basic and diluted loss per share	$(0.03)	$(0.04)	$(0.06)	$(0.10)
Basic and diluted – weighted average number of common shares outstanding	43,817	40,499	43,814	40,477

5

NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Net loss	$(1,416)	$(1,792)	$(2,815)	$(3,864)
Other comprehensive income (loss):
Foreign currency translation adjustments	(31)	(49)	(66)	(47)
Comprehensive loss	(1,447)	(1,841)	(2,881)	(3,911)
Less: Comprehensive loss attributable to Noncontrolling interests	85	-	117	-
Comprehensive loss attributable to Neonode Inc.	$(1,362)	$(1,841)	$(2,764)	$(3,911)

6

NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss (including noncontrolling interests)	$(2,815)	$(3,864)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	170	772
Loss on disposal of property and equipment	42	28
Depreciation and amortization	128	93

Changes in operating assets and liabilities:
Accounts receivable	346	424
Projects in process	119	(528)
Inventory	(22)	-
Prepaid expenses and other current assets	(630)	(70)
Accounts payable and accrued expenses	(180)	711
Deferred revenues	767	(385)
Net cash used in operating activities	(2,075)	(2,819)

Cash flows from investing activities:
Purchase of property and equipment	(266)	(36)
Investment in joint venture	(3)	-
Net cash used in investing activities	(269)	(36)

Cash flows from financing activities:
Principal payments on capital lease obligations	(49)	(29)
Net cash used in financing activities	(49)	(29)

Effect of exchange rate changes on cash	(56)	(86)

Net decrease in cash	(2,449)	(2,970)
Cash at beginning of period	3,082	6,129
Cash at end of period	$633	$3,159

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$179	$37
Cash paid for interest	$15	$8

Supplemental disclosure of non-cash investing and financing activities
Purchase of equipment with capital lease obligations	$90	$-

7